Exhibit 10.14.1

CONFIDENTIAL TREATMENT REQUESTED

The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934 as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

FIRST AMENDMENT

TO

Supply and Manufacturing Agreement

THIS AMENDMENT, dated as of this 24th day of April, 2007, by and between Teikoku Seiyaku Co., Ltd./Teikoku Pharma USA, Inc. (collectively, “TEIKOKU”) and ENDO PHARMACEUTICALS INC. (“ENDO”).

WITNESSETH:

WHEREAS, TEIKOKU and ENDO are parties to a Supply and Manufacturing Agreement, dated as of November 23, 1998 (the “Agreement”), by and between and ENDO, pursuant to which TEIKOKU has agreed to manufacture and supply the Product on behalf of ENDO; and

WHEREAS, the parties now wish to amend certain provisions of the Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendment to Section 1.1 (Definition of Adverse Reaction). Section 1.1 shall be deleted and replaced in its entirety with the following:

“[INTENTIONALLY OMITTED]”

2.	Amendment to Section 1.9 (Definition of Intellectual Property Rights). Section 1.9 shall be deleted and replaced in its entirety with the following:

“Intellectual Property Rights” means the Patents, including those listed in Exhibit A (as may be amended from time to time), and Know-How only for the Product owned by or licensed to TEIKOKU which would be infringed by the manufacture, export, import, sale or use of the Product.”

3.	Amendment to Section 1.16 (Definition of Product). Section 1.16 shall be deleted and replaced in its entirety with the following:

“Product” means a topical (patch) delivery system, which consists of a formulation of *** lidocaine.”

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4.	Amendment to Section 2.1(b) (ENDO’s Obligations). A new Section 2.1(b)(ii) shall be added to Section 2.1(b) as follows:

“(ii) ENDO is responsible for certifying that facilities and operations of the Contract Packager (as defined in Section 2.4) are in compliance with current GMP. Further, ENDO will provide TEIKOKU with a GMP confirmation letter from Contract Packager.”

5.	Amendment to Section 2.2(a) (Supply of the Product). A new sentence shall be added to Section 2.2(a) as follows:

“TEIKOKU hereby grants ENDO an exclusive (even as to TEIKOKU) license to Intellectual Property Rights to, use, sell, or offer for sale (but not make or have made), the Product in the Territory; it being understood that should Endo become the sole and exclusive distributor of *** this grant shall apply thereto as well; provided that Know-How shall be licensed to ENDO hereunder on a non-exclusive basis; and provided further that notwithstanding the foregoing TEIKOKU shall not, and shall not permit any third party to, use, sell or offer to sell in the Territory the Product manufactured by utilizing the Know-How.

6.	Amendment to Section 2.2(b) (Supply of the Product). Section 2.2(b)(iv) shall be deleted and replaced in its entirety with the following:

“(iv) Product Firm Orders. No later than the 15th day of each month, ENDO will provide to TEIKOKU USA a firm purchase order for the next succeeding month based on the then current monthly forecast, which is *** months prior to the initial delivery date stated on such purchase order. In an effort to more accurately forecast required Product, ENDO will provide, on a monthly basis, prior to the 15th of each month, a “Proposed Monthly Forecast / Ordering Cycle” to enable TEIKOKU JAPAN to plan raw material purchases and manufacturing schedules. The Proposed Monthly Forecast will include (1) current firm purchase orders for the next succeeding *** month period, (2) estimated quantities of Product needed for the next following *** months, (3) and planned orders of Product for an additional *** months for a total covering *** months. The firm purchase order each month is guaranteed to be not less than *** or more than *** of the previous month’s estimate. TEIKOKU understands that the estimate and planned figures will be adjusted monthly to more accurately predict quantities of Product needed in succeeding months. In addition, ENDO hereby guarantees TEIKOKU’s purchase of bulk lidocaine for up to *** patches. It is understood that when ENDO orders approach *** patches, TEIKOKU will request a renewal of this guarantee for the purchase of bulk lidocaine.”

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7.	Amendment to Section 2.2(b) (Supply of the Product). The following new Section 2.2(b)(vii) shall be added to the Agreement:

“(iv) Delivery Schedule. Due to the large quantities of Product delivered for each firm purchase order, TEIKOKU understands that the delivery dates indicated on firm purchase orders are approximate dates, and with advance notice and approval, TEIKOKU can deliver Product earlier than the “Required Date” stated on the purchase order. It is also understood by ENDO and TEIKOKU that any one purchase order will require three, four or more separate deliveries of Product depending on the quantities ordered.”

8.	Amendment to Section 2.3(c) (Adverse Drug Reactions/Product Complaints). Section 2.3(c) shall be deleted and replaced in its entirety with the following:

“[INTENTIONALLY OMITTED]”

9.	New Section 2.3(d) (NDA Maintenance). A new Section 2.3(d) shall be added to the Agreement as follows:

“(d) NDA Maintenance. ENDO and TEIKOKU shall collaborate to maintain the NDA properly. For preparation of the Annual Report, QA/Regulatory personnel from each company will meet to review any packaging changes implemented or pending at such time. If, after filing the Annual Report, questions are raised by the FDA, both parties will collaborate to answer such questions and ENDO agrees to use its reasonable best efforts to provide to Teikoku whatever data is required to resolve such questions.”

10.	Amendment to Section 2.4 (Payments). The following shall be added to the end of 2.4(a) as follows:

“Effective with ENDO’s receipt of the first shipment of QA-released commercial Product for sale in the U.S. after January 1, 2007, the prices listed below shall apply and remain in effect until ***; thereafter such prices shall be adjusted on December 31st of each of *** (each, an “Adjustment Date”) by the Price Index (as defined below). Specifically, on each Adjustment Date, the parties shall multiply the price for the Product by a fraction, the numerator of which is the average of the annual Price Index for the *** preceding the Adjustment Date, and the denominator is the Price Index for the month of December of the year such adjustment is occurring. “Price Index” means the Producer Price Index – Pharmaceutical Preparations, 1982-1984 = 100.*

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“Pricing of Bulk Lidoderm Brand Product Package from 2007 through ***

“Annual Quantity of Envelopes	Unit Cost per Bulk Product Envelope CIIF, Endo’s Designated Bulk Package Receiving Center, USA
*** patches ordered	***
*** patches ordered	***

***

“ENDO agrees to purchase a *** patches per year for each year in the remaining Term of this Agreement *** (the “***”); provided that, in the event that ENDO is prevented from marketing and/or selling the Product in the U.S. due to external regulatory or legal reasons, ENDO and TEIKOKU shall negotiate in good faith to establish a new *** purchase requirement and unit price for the Product.

“ENDO agrees that the prices set forth in this Section 2.4 are for bulk delivery by TEIKOKU of Product (Lidoderm patches in single-patch envelopes). ENDO will, at its own expense contract separately with a contract packager for the cartoning or other packaging work of the bulk Lidoderm envelopes (such contract packager, the “Contract Packager”).”

“After ***, either party has the right to end the parties’ exclusivity obligations relating to the Product upon thirty (30) day’s written notice within sixty (60) days of the below-referenced shortfall if, at the end of any calendar year, Endo has failed to purchase *** million patches and has not corrected this shortfall within forty-five (45) days of receiving written notice of such shortfall from Teikoku.”

“After ***, if (a) the TEIKOKU Patent has not then expired or been found invalid or unenforceable and (b) there are *** on the market in the Territory *** and (c) at the end of any calendar year, ENDO has purchased less

*	For example: If the annual Price Index is ***, then *** adjustment would be ***. In such case, *** pricing would then be as follows(illustration only):

Annual Quantity of Envelopes	Unit Cost per Bulk Product Envelope CIIF, Endo’s Designated Bulk Package Receiving Center, USA
First *** patches ordered	***
Over *** patches ordered	***

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than *** patches and has not corrected this shortfall within forty-five (45) days of receiving written notice of such shortfall from Teikoku, then TEIKOKU shall have the right to end its exclusivity obligations to the Product upon thirty (30) day’s written notice within sixty (60) days of the above-referenced shortfall.”

11.	Amendment to Section 2.4 (Payments). A new Section 2.4(c) shall be added to the Agreement as follows:

“(c) Following cessation of ENDO’s obligation to pay royalties to HIND under Sections 4.1 (a), (b) and (c) of the Sole and Exclusive License Agreement, dated as of November 23, 1998, as amended, between HIND and ENDO, ENDO agrees to pay to TEIKOKU an annual royalty of (i) *** f Net Sales per Fiscal Year of the brand Product in the Territory for the term of this Agreement and (ii) *** of Net Sales per Fiscal Year *** in the Territory for the term of this Agreement.

“For purposes of this Section 2.4(c), “Net Sales” shall be defined as the gross amount invoiced by ENDO or its sublicensees or Affiliates for the sale or other disposition of Licensed Product to independent third parties less the following amounts: (i) normal and customary trade, cash and quantity discounts actually given, credits, price adjustments or allowances for damaged products, returns or rejections of products; (ii) chargeback payments and rebates (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers; (iii) freight, shipping insurance and other transportation expenses directly related to the sale (if actually borne by ENDO, its Affiliates or sublicenses without reimbursement from any third party); (iv) required distribution commissions/fees payable to any third party providing distribution services to ENDO; (v) expired Product; (vi) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, to the extent that such items are included in the gross invoice price and actually borne by ENDO, its Affiliates or sublicensees without reimbursement from any third party (but not including taxes assessed against the income derived from such sale); and (vii) provisions for actual uncollectible accounts determined in accordance with U.S. generally accepted accounting practices, consistently applied to all products of ENDO. “Fiscal Year” shall be defined as any twelve (12) month period commencing on the first day of January of any year.”

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12.	Amendment to Section 2.5 (Product Shipments). The following shall be added to the end of Section 2.5:

“Notwithstanding the foregoing, the parties agree that (1) TEIKOKU will supply Bulk Product to ENDO at ENDO’s designated bulk Product receiving center as may be designated as such by ENDO in writing to TEIKOKU from time to time; (2) after TEIKOKU is notified by ENDO that the shipment of bulk Product has reached ENDO’s designated bulk Product receiving center (i.e., ***), TEIKOKU will issue to ENDO a commercial invoice in accordance with this Agreement; (3) upon issuance of such commercial invoice to ENDO, ownership of the Product will be transferred from TEIKOKU to ENDO; and (4) ENDO is responsible for all costs of final packaging and any actual losses related thereto.” As of April 24, 2007, “Bulk Product” means *** of Product in a bulk shipping box with one envelope containing one Product.”

13.	New Section 4.3. A new Section 4.3 shall be added to the Agreement as follows:

“4.3 In the event ENDO exercises its option for a license to market, sell and promote the Product in Canada and Mexico under the Related Agreement, TEIKOKU hereby grants ENDO an exclusive (even as to TEIKOKU) license to Intellectual Property Rights in such countries, to use, market, sell, or offer for sale, the Product it being understood that should Endo become the sole and exclusive distributor of *** in such countries, this grant shall apply thereto as well.”

14.	Amendment to Section VI (TERM). Section VI shall be deleted and replaced in its entirety with the following:

“VI. Term

This Agreement shall begin on the date written above and not expire until December 31, 2021, unless terminated in accordance herewith. After December 31, 2021, this Agreement shall be automatically renewed on the first day of January each year unless (i) the parties agree to terminate this Agreement upon mutual written agreement authorized and signed by both parties or (ii) a party terminates this Agreement with 180-day written notice to the other party, which notice shall not in any event be effective prior to July 1, 2022. If Endo is the terminating party pursuant to clause (ii) of the preceding sentence, Endo shall be responsible for any existing firm order outstanding on the effective termination date. Notwithstanding the foregoing, the parties may terminate this Agreement upon mutual written agreement authorized and signed by both parties at any time.

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15.	Amendment to Section VII (TERMINATION). A new subsection (d) under Section VII shall be added as follows:

“(d) Either party may terminate this Agreement in the event that ENDO fails to purchase the *** or each year after *** (e.g., ***) ***; provided that this Agreement may only be terminated under this subsection (d) upon thirty (30) days’ written notice; provided further that in the event that ENDO is prevented from marketing and/or selling the Product in the U.S. due to external regulatory or legal reasons, ENDO and TEIKOKU shall negotiate in good faith to establish a new minimum purchase requirement for this subsection (d) and unit price for the Product.

16.	Amendment to Section X (INDEMNIFICATION). Section 10.3 shall be added to the Agreement as follows:

“10.3 ENDO shall indemnify, defend, and hold harmless TEIKOKU, its officers, agents, Affiliates, subsidiaries, parent companies, and employees, from and against any and all loss, damage, claim, injury, cost of expense, including reasonable attorneys’ fees and expenses of litigation, in connection with any illness or personal injury, including death, or property damage, that arises out of: (1) any use, marketing, promotion, sale, final packaging, or distribution of the Product in the Territory; (2) the negligence or willful misconduct of ENDO; or (3) breach of the terms of this Agreement by ENDO, provided however, ENDO shall not be obligated to indemnify TEIKOKU to the extent that any loss, damage, claim, injury, cost or expense arises out of TEIKOKU’s negligence, willful misconduct, latent Product defects, or breach of this Agreement.”

17.	Amendment to Section X (INDEMNIFICATION). New Sections 10.4 and 10.5 shall be added to the Agreement as follows:

“10.4 Mutual Indemnity and Shared Liability. In the event claims, suits, and demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) (collectively, “Damages”) arise out of third party claims which are subject to indemnification by Teikoku under Section 10.1 or 10.2 and also subject to indemnification by Endo under Section 10.3, then the parties shall indemnify each other to the extent of their respective liability for the Damages. Any Damages that arise out of third party claims arising out of or resulting from the alleged or actual inaccuracy of the package insert or label of the Product shall be shared equally by the parties. In the event that the parties cannot agree to their respective indemnity obligations under this Agreement, a party shall be free at any time to resolve the respective indemnity obligations of the parties under this Section X pursuant to the arbitration provisions set forth in Section XVI.

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“10.5 Conditions of Indemnification.

(a) Upon receipt by a party or its directors, officers, agents, Affiliates, subsidiaries, parent companies and employees seeking indemnification under this Agreement (an “Indemnified Party”) of notice of any threatened or filed action, suit, proceeding, claim, demand or assessment against such Indemnified Party which might give rise to Damages, such party shall promptly provide written notice thereof to the party from which indemnification is sought (the “Indemnifying Party”) indicating the nature of the claim and the basis therefor (within no more than one week upon the receipt of any complaint and two weeks upon receipt of any claim letter). If ENDO receives notice of any such claim, suit or demand, ENDO shall provide written notice thereof by facsimile or e-mail to TEIKOKU as set forth in Section XVII and to the offices of ***. If TEIKOKU receives notice of any such claim, suit or demand, TEIKOKU shall provide written notice thereof by facsimile or e-mail to ENDO as set forth in Section XVII and to the offices of ***.

(b) The Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of claims resulting therefrom (including the right to settle such claims at the sole discretion of the Indemnifying Party, but subject to the approval of the other party, not to be unreasonably withheld, if such settlement provides for injunctive or other non-monetary relief affecting the Indemnitees or any admission of liability). In the event either (1) the claim, suit or demand is covered by the mutual indemnity or shared liability set forth in Section 10.4 or (2) such claim, suit or demand names both ENDO and TEIKOKU, ENDO agrees to assume the direction and control of the defense of claims resulting therefrom; provided that ENDO shall have the right to settle such claims at its sole discretion, but subject to the written approval of TEIKOKU, not to be unreasonably withheld; provided further that ENDO and TEIKOKU shall share equally in the cost of such defense and any settlement or judgment associated therewith.

(c) The Indemnified Party agrees to cooperate as requested (at the expense of the Indemnifying Party) in the defense of such claims. The Indemnified Party further agrees that if discovery reveals an independent basis for indemnification hereunder by the Indemnified Party, the Indemnifying Party shall be permitted to re-tender defense of such claim to the Indemnified Party. In any event, each party shall supply periodic reports to the other party regarding the status of all claims, subject, if necessary, to the parties’ entering into a joint defense agreement.

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18.	Amendment to Section XVII (NOTICES). Section XVII shall be deleted and replaced in its entirety with the following:

“All notices, requests or other communication provided for or permitted hereunder shall be given in writing and shall be hand delivered or sent by facsimile, reputable courier or by registered or certified mail, postage prepaid, return receipt requested, to the addresses set forth below, or to such other address as either party may inform the other of in writing. Notices will be deemed delivered on the earliest of transmission by facsimile, actual receipt or seven days after mailing as set forth herein.

If to TEIKOKU:

Attention: President & CEO

Teikoku Pharma USA, Inc.

1718 Ringwood Avenue

San Jose, CA 95131-1711

Tel: (408) 501-1800

Fax:(408) 501-1900

With a copy to:

Attention : Manager, International Division

Teikoku Seiyaku Co., Ltd.

567 Sanbonmatsu

Higashikagawa,

Kagawa 769 2695

Japan

Tel: 81.879.25.2221

Fax: 81.879.24.1555

If to ENDO:

Endo Pharmaceuticals Inc.

100 Endo Boulevard

Chadds Ford, PA 19317 USA

Attention: Chief Executive Officer

Tel: (610) 558-9800

Fax: (610) 558-9682

With a copy to:

Endo Pharmaceuticals Inc.

100 Endo Boulevard

Chadds Ford, PA 19317 USA

Attention: Chief Legal Officer

Tel: (610) 558-9800

Fax: (610) 558-9684”

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19.	Amendment to Section XVIII (ASSIGNMENT). The following new sentence shall be added to the end of Section XVIII:

“One condition for any consent sought hereunder shall be that the assignee or successor shall assume the obligations of the assignor or transferor under this Agreement; it being understood that an assignee or successor of ENDO shall source the Product from TEIKOKU so long as TEIKOKU holds the NDA therefor.”

20.	Amendment to Section XXIII (ENTIRETY). The first sentence of Section XXIII shall be deleted and replaced in its entirety with the following:

“This Agreement, together with its attached Exhibits, that certain safety agreement, dated as of January 22, 2004, between the parties, that certain quality agreement, dated as of December 20, 2006, that certain side letter, dated as of April 20, 2007, and that certain side letter, dated as of April 24, 2007, and between the parties, all as may be amended from time to time, constitute the entire agreement between ENDO and TEIKOKU with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings, whether oral, written or in any other medium, that might exist between the parties with relation to the subject matter hereof.”

21.	New Section XXIV. A new Section XXIV shall be added to the Agreement as follows:

XXIV. ENDO Challenges to Patents.

ENDO shall not seek a court ruling that the Patents are invalid. Moreover, TEIKOKU shall have the right to terminate this Agreement if ENDO challenges the Patents in court. Finally, ENDO shall pay TEIKOKU’s attorneys’ fees and costs in defending any ENDO court challenge to the validity of the Patents if TEIKOKU should prevail in the court challenge.

22.	New Section XXV. A new Section XXV shall be added to the Agreement as follows:

XXV. Books and Records; Audit Rights.

(a) Audit Right. ENDO shall keep full and true books of accounts and other records in sufficient detail so that the royalties payable hereunder

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can be properly ascertained. ENDO shall, at the request of TEIKOKU, permit a U.S. nationally recognized independent certified public accountant selected by TEIKOKU (but not the accountant that conducts or has within the past three years conducted the audit of TEIKOKU’s financial statements) to have access during ordinary business hours, to such books and records as may be necessary to determine the correctness of any payment report or payment made under this Agreement or to obtain information as to royalties payable in case of failure to report or pay pursuant to the terms of this Agreement. The auditor will execute a written confidentiality agreement with ENDO and will disclose to TEIKOKU only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The auditor will send a copy of the report to ENDO at the same time it is sent to TEIKOKU. Such examination shall be conducted (a) after at least thirty (30) days’ prior written notice from TEIKOKU, (b) at the facility(ies) where such books and records are maintained, (c) without disruption to operations of ENDO (to the extent reasonably practicable, such examination shall be completed within 30 business days), and (d) no more frequently than once in any calendar year. TEIKOKU shall be responsible for expenses for the independent certified public accountant, except that ENDO shall reimburse TEIKOKU up to *** or such independent accountant documented services if the independent accountant determines the royalties paid by ENDO to TEIKOKU are less than *** of the amount actually owed for the period of the audit and such determination is finally resolved in favor of TEIKOKU pursuant to clause (c) below if contested by ENDO. All inspections made hereunder shall be made no later than *** after the royalty that is the subject of the investigation was due, and all royalty payments not so audited within *** will be deemed accurate and in accordance with the terms of this Agreement.

(b) Underpayment or Overpayment. If as a result of any audit pursuant to subsection (a) it is shown that ENDO’s royalty payments under this Agreement with respect to the period of time audited were less than the amount that should have been paid pursuant to this Agreement, then ENDO shall, within thirty (30) days after TEIKOKU’s demand therefor, either pay TEIKOKU the amount of such shortfall or proceed to the dispute resolution mechanism set forth in subsection (c) below. If as a result of any audit pursuant to subsection (a) it is shown that ENDO’s royalty payments under this Agreement with respect to the period of time audited exceeded the amount that should have been paid pursuant to this Agreement, then TEIKOKU shall, within thirty (30) days after ENDO’s demand therefor, either pay ENDO or agree to in writing to credit ENDO against ENDO’s next required royalty payment the amount of such excess or proceed to the dispute resolution mechanism set forth in subsection (c) below.

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(c) Resolution of Dispute as to Audit. In the event that the parties do not agree on the amount of overpayment or underpayment, within thirty (30) days, each party shall select an independent public accounting firm (and each party shall pay the costs of its own accounting firm), which shall meet and discuss the amount in dispute and other related matters within thirty (30) days thereafter. If such independent public accounting firms cannot agree on a resolution mutually agreeable to the parties, such independent public accounting firms shall, within thirty (30) days after such selection, appoint a third independent public accounting firm which shall resolve the issue within thirty (30) days after its selection, and the parties shall equally share the costs of such accounting firm. The recommendation of the third independent public accounting firm shall be final and binding upon the parties. A judgment on such firm’s disposition may be entered in any court having jurisdiction over the parties. Notwithstanding anything to the contrary herein, the resolution of any dispute under this Section XXV shall be made under this subsection (c) instead and in lieu of Section XVI. The preceding sentence shall not preclude the application of Section XVI to any contract interpretation issue (as compared to an accounting issue which would be precluded from determination under Section XVI).

23.	Exhibit A

Exhibit A to the Agreement shall be deleted in its entirety and replaced with Exhibit A to this Amendment.

24.	Capitalized Terms

Capitalized terms, whenever used in this Amendment, shall have the meanings ascribed to them in the Agreement.

25.	Conflict.

This Amendment or the relevant side letter will govern if either document conflicts with any provision of the Agreement. The relevant side letter will govern any conflict between the side letter and the Amendment.

26.	Effectiveness of the Agreement

Except as amended hereinabove, all other terms and provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, this Amendment has been executed by the authorized officers of the parties hereto as of the date and year first above written.

TEIKOKU SEIYAKU CO., LTD.

BY:	/S/ SHOSAKU MURAYAMA
Name:	Shosaku Murayama
Title:	President & CEO

TEIKOKU PHARMA USA, INC.

BY:	/S/ MASAHISA KITAGAWA
Name:	Masahisa Kitagawa
Title:	President & CEO

ENDO PHARMACEUTICALS INC.

BY:	/S/ PETER A. LANKAU
Name:	Peter A. Lankau
Title:	President & CEO

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Exhibit A

LIST OF TEIKOKU PATENTS, PATENT APPLICATIONS AND KNOW-HOW

***

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